Exhibit 99.1

AdCare Health Systems Receives Approval from NYSE MKT of Compliance Plan

ATLANTA, GA—(June 18, 2013) - AdCare Health Systems, Inc. (NYSE MKT: ADK) (NYSE MKT: ADK.PRA) (the “Company”), a leading long-term care provider, today announced that, on June 13, 2013, the Company received a notice from the NYSE MKT LLC (the “Exchange”) indicating that the Company’s plan to regain compliance with certain of the Exchange’s continued listing standards was accepted.

As previously announced, on May 17, 2013, the Company received a deficiency letter from the Exchange indicating that the Company is not in compliance with Sections 134 and 1101 of the Exchange’s Company Guide (the “Company Guide”) due to the Company’s indication in its Form 12b-25, filed with the Securities and Exchange Commission (“SEC”) on April 16, 2013, that the Company would not file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 (the “Form 10-Q”) with the SEC by the requisite deadline.  The Company also received a deficiency letter from the Exchange on April 17, 2013 indicating that it is not in compliance with Sections 134 and 1101 of the Company Guide due to its failure to file its Annual Report on Form 10-K for the year ended December 31, 2012 (the “Annual Report”) with the SEC by the requisite deadline.

The Company was afforded the opportunity to submit to the Exchange a plan to regain compliance.  The Company submitted its compliance plan to the Exchange on May 1, 2013 and supplemented such plan on May 31, 2013.  On June 13, 2013, the Exchange notified the Company that it accepted the Company’s plan of compliance and granted the Company an extension to regain compliance with the continued listing standards of the Company Guide until: (i) July 16, 2013, with respect to the Annual Report; and (ii) August 15, 2013, with respect to the Form 10-Q.  The Company will be subject to periodic review by the Exchange staff during the extension periods.  Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension periods could result in the Company being delisted from the Exchange.

About AdCare Health Systems

AdCare Health Systems, Inc. (NYSE MKT: ADK) (NYSE MKT: ADK.PRA) is a recognized provider of senior living and health care facility management. The Company owns and manages long-term care facilities and retirement communities, and since the Company’s inception in 1988, its mission has been to provide the highest quality of healthcare services to the elderly through its operating subsidiaries, including a broad range of skilled nursing and sub-acute care services. For more information about the Company, visit www.adcarehealth.com.

Forward-Looking Statements

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipates,” “continues,” “expects,” “forecasts,” “outlook,” “believes,” “estimates,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for any fiscal period and other corporate developments will depend upon a number of regulatory, economic, competitive and other influences, including those factors discussed in the “Risk Factors” section and elsewhere in the Company’s reports and filings made from time to time with the SEC.  Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

Investor Contact:

Brett Maas, Managing Partner

Hayden IR, LLC

646-536-7331

brett@haydenir.com